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                                                                       Exhibit 5

               [LETTERHEAD OF JAECKLE FLEISCHMANN & MUGEL, LLP]

                                  May 7, 2002

Sizeler Property Investors, Inc.
2542 Williams Boulevard
Kenner, Louisiana  70062

          Re:  Sizeler Property Investors, Inc.
               --------------------------------
               9.0% Convertible Subordinated Debentures due July 15, 2009, Series 5/8/02

Ladies and Gentlemen:

          We have acted as counsel to Sizeler Property Investors, Inc. (the "Company"), a Maryland corporation, in connection with the issuance of 9.0% convertible subordinated debentures due July 15, 2009, Series 5/8/02 (the "debentures").

          Capitalized words and phrases not otherwise defined in this letter shall have the same meanings and definitions as they have in the Prospectus Supplement and accompanying Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 on May 6, 2002 (Registration No. 333-72210).

          Our opinions set forth are subject to the following qualifications:

          1. In rendering these opinions, we have reviewed such records of the Company and its Subsidiaries as we have deemed necessary in order to enable us to furnish our opinions, including but not limited to the following records:
(1) the Registration Statement; (2) the Company's Charter, as amended; (3) the Company's Bylaws, as amended; and (4) the records of corporate proceedings of the Company.

          2. Our opinions are based solely on the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Maryland.

          3. We have assumed without investigation (I) that each signature on any document executed in connection with this transaction is genuine, (II) the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies or facsimile, (III) the legal capacity of each natural person, and (IV) that each document upon which we opine has been duly authorized, executed and delivered and is a legal, valid and binding obligation of each party thereto other than the Company and is enforceable against each such other person in accordance with its terms.

          4. The validity, binding effect or enforceability of any document or any provision thereof may be limited or otherwise affected by (I) bankruptcy, insolvency, involuntary liquidation, fraudulent conveyance, reorganization, moratorium or other similar laws or regulations, (II) equitable principles affecting the enforcement of creditors' rights in general or (III) the unavailability of, or any limitation upon the availability of, any particular right or remedy because of the discretion of a court, the principle of election of remedies or any requirement as to commercial reasonableness, conscionability or good faith. Furthermore, we express no opinion concerning the validity, binding effect or enforceability of any provision of any document that purports to provide for rights of indemnification or contribution for liabilities under federal or state securities laws.
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New York Stock Exchange, Inc.
May 7, 2002
Page 2

          5. Any opinion concerning the validity, binding effect or enforceability of any document (I) means that (a) that document constitutes a contract under applicable law, (b) that document is not invalid in its entirety under applicable law because of a specific statutory prohibition or public policy and is not subject in any material respect to a contractual defense under applicable law and (c) subject to the other qualifications of this letter, a remedy or remedies are available under applicable law substantially enforcing the effect of that document if the person concerning whom that opinion is given is in material default under that document but (II) does not mean that (a) any particular remedy is available under applicable law or (b) every provision of that document will be upheld or enforced.

          Subject to the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Maryland.

          2. Upon the issuance of the debentures by the Company described in the Prospectus Supplement, and assuming the due authentication and delivery of the debentures by the Trustee in accordance with the indenture for the debentures, the debentures will constitute the valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement (No. 333-72210) by incorporation from an exhibit to the Company's Form 8-K filed on the date hereof and we further consent to any and all references to our name therein.

                                    Very truly yours,

                                    /s/ Jaeckle Fleischmann & Mugel, LLP